SELLING AGREEMENT

GROSVENOR CAPITAL MANAGEMENT, L.P.
+
HEDGE FUND GUIDED PORTFOLIO SOLUTION
+
GRV SECURITIES LLC
+
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Dated as of June 19, 2018

SELLING AGREEMENT
Grosvenor Capital Management, L.P.
+
Hedge Fund Guided Portfolio Solution
+
GRV Securities LLC
+
Merrill Lynch, Pierce, Fenner & Smith Incorporated

___________________________
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TABLE OF CONTENTS
(cont.)

Section			Page

Appendix	—	Definitions; Rules of Interpretation
Schedule	—	The Fund; Sub-Distribution Fees
Exhibit A	—	Form of Requested Disclosures for the Fund
Exhibit B	—	Certain Approved Jurisdictions
Exhibit C	—	Subscription Agreement Signature Page

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GROSVENOR CAPITAL MANAGEMENT, L.P.
+
HEDGE FUND GUIDED PORTFOLIO SOLUTION
+
GRV SECURITIES LLC
+
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
(the “Sub-Distribution Agent”)

SELLING AGREEMENT
June 19, 2018
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Brookfield Place
250 Vesey Street, 11th Floor
New York, New York 10281
Ladies and Gentlemen:
As set forth in this agreement (this “Agreement”), the Sub-Distribution Agent will use commercially reasonable efforts (as described herein) to solicit, as an exclusive sub-distribution agent for Hedge Fund Guided Portfolio Solution, a Delaware statutory trust that is registered under the Company Act as a closed-end, non-diversified, management investment company (the “Fund”), subscriptions (“Subscriptions”) for investments in the classes of shares or interests in the Fund (collectively, the “Interests”) from clients of the Sub-Distribution Agent (“Sub-Distribution Agent Clients”) that the Sub-Distribution Agent determines, in its sole discretion, should be solicited.
Grosvenor Capital Management, L.P., an Illinois limited partnership, is the investment manager (the “Manager”) of the Fund.  The Fund has entered into a distribution agreement with GRV Securities LLC, a Delaware limited liability company and affiliate of the Manager (the “Distributor”), whereby the Distributor serves as the distributor of Interests on a best efforts basis and may retain sub-distribution agents to act as its agents in connection with the offering of Interests.
The Fund shall not, in any case, be deemed to make any representations, warranties or covenants on behalf of, or otherwise to be in any respect responsible for the obligations of the Manager or the Distributor hereunder.  The Fund shall not be considered to be an “Affiliate” (as defined herein) of the Manager or the Distributor for purposes of this Agreement.
Defined terms used in this Agreement without definition in the body of this Agreement are used with the definitions set forth in the Appendix.

Section 1.     Appointment of the Sub-Distribution Agent; Offering and Sale of Interests.

(a) The Sub-Distribution Agent is hereby appointed by the Distributor and the Fund as an exclusive sub-distribution agent until this Agreement is terminated pursuant to Section 16 to use the Sub-Distribution Agent’s commercially reasonable efforts, consistent with its obligations under applicable law, to solicit Sub-Distribution Agent Clients that the Sub-Distribution Agent determines, in its sole discretion, should be solicited to Subscribe for Interests, and the Sub-Distribution Agent hereby accepts such appointment, in each case on and subject to the terms of this Agreement.
(b) The Sub-Distribution Agent has been retained solely to use commercially reasonable efforts, consistent with its obligations under applicable law, in connection with the offering of the Interests to qualified Sub-Distribution Agent Clients — without any “principal-to-principal” or “underwriting” obligations.  The Sub-Distribution Agent makes no representations or gives any assurance as to the Sub-Distribution Agent’s ability to place the Interests.  The Manager, the Distributor and the Fund acknowledge that: (i) the market for the Interests is uncertain as well as dependent on the performance of the Fund and the financial markets in general; and (ii) the Sub-Distribution Agent’s ability to successfully market the Interests will be substantially dependent on factors beyond the control of the Sub-Distribution Agent as well as the Sub-Distribution Agent’s ongoing assessment of the suitability of the Fund for the Sub-Distribution Agent Clients in light of changing market conditions.  The Sub-Distribution Agent shall have no obligation to continue marketing the Interests if the Sub-Distribution Agent, in its sole judgment, believes doing so would be impracticable, uneconomical or inappropriate, in view of such considerations as the Sub-Distribution Agent determines to be relevant.
(c) The Sub-Distribution Agent shall have no obligation to perform any services for the Manager, the Distributor or the Fund other than as expressly provided in this Agreement and as the Manager and the Sub-Distribution Agent shall otherwise agree in writing from time to time.  However, the Sub-Distribution Agent shall not under any circumstance provide or be responsible for providing to the Fund, the Manager or the Distributor any specialist or technical advice (for example on legal, regulatory, accounting or taxation matters) in any jurisdiction in connection with the preparation of the Offering Materials or the acceptance of Subscriptions.
(d) The Sub-Distribution Agent shall not be responsible — other than to the extent of FINRA “know your customer” and suitability determination obligations imposed on the Sub-Distribution Agent, and to the extent that the Sub-Distribution Agent is acting under the power of attorney granted by a potential investor or Subscriber — for any of the representations, warranties, covenants or statements made by Sub-Distribution Agent Clients in their respective Subscription Agreements.
(e) The Sub-Distribution Agent may make use of certain of its Affiliates in marketing the Interests (for Law, tax or other considerations); provided that the Sub-Distribution Agent itself shall remain responsible to the Manager, the Distributor and the Fund for the conduct of any such Affiliate with respect to the transactions contemplated hereby.

(f) Notwithstanding anything to the contrary in the Fund’s Operative Documents, the Manager, the Distributor and the Fund agree that the Fund will accept from any qualified Sub-Distribution Agent Client: (i) a minimum initial Subscription in the amount of (A) $10,000 for Sub-Distribution Agent Clients investing through the Merrill Lynch Investment Advisory Program and (B) $25,000 for all other Sub-Distribution Agent Clients; (ii) additional Subscriptions in the minimum amount of $1,000, subject, in each case, to such Sub-Distribution Agent Clients meeting the eligibility requirements of the applicable Fund as set forth in the Prospectus and such other minimum amounts as stated in the Prospectus.  The foregoing minimum initial and additional Subscription amounts apply to a Sub-Distribution Agent Client’s net Subscription amount, after deducting any upfront placement fees charged by the Sub-Distribution Agent to Sub-Distribution Agent Clients, if applicable.
(g) Neither the Manager, the Distributor nor the Fund will appoint any Person (other than the Sub-Distribution Agent) as a distribution agent or placement agent for the Fund (the Sub-Distribution Agent being appointed as the exclusive distribution agent and placement agent for the Fund).
(h) The Fund and the Offshore Fund will accept at least $1 billion in aggregate net Subscriptions submitted by the Sub-Distribution Agent with respect to qualified Sub-Distribution Agent Clients during each twelve (12) month period beginning on the first Issuance Date at which Sub-Distribution Agent Clients are issued an Interest in the Fund.  The Fund and the Offshore Fund will consider making additional investment capacity available to the Sub-Distribution Agent if the allotted capacity during a twelve (12) month period is reached.
(i) The Distributor, the Manager and the Fund are responsible for determining that each Prospective Fund Investor subscribing for an Interest is qualified to invest in the Fund.  The Manager will use reasonable best efforts to ensure (and will reasonably believe) that at the time of any issuance of the Interests: (i) an investment in an Interest is suitable for each Subscriber; and (ii) each Subscriber is either (A) an “accredited investor” as defined in Regulation D or (B) a Prospective Fund Investor whose purchase is directed by a registered investment adviser acting in a fiduciary capacity.  For purposes of the foregoing, the Distributor, the Manager and the Fund shall be entitled to rely on the representations and warranties made by Subscribers in their Subscription Agreements; provided that the Distributor, the Manager and the Fund do not knowingly believe that such representations and warranties are not accurate.
(j) The Sub-Distribution Agent will deliver a letter regarding the Bank Secrecy Act and Anti-Money Laundering Prevention Program of the Sub-Distribution Agent and any relevant Sub-Distribution Agent Parties, in a form reasonably acceptable to the Distributor and the Manager, with such letter being updated and delivered to the Manager and the Distributor annually.  The Sub-Distribution Agent represents and warrants that it undertakes to ensure, to the extent reasonably practicable, that subscription monies paid in settlement of any transaction effected hereunder do not originate from, and are not related to, the proceeds of drug trafficking, terrorism or other criminal conduct.  If the Distributor, the Manager or the Fund receives a specific and direct request for a client’s identity information from any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or the Distributor, the Manager or any Fund is otherwise required by the laws or regulations of any country with jurisdiction over a Fund’s affairs to provide client identity information, the Sub-

Distribution Agent shall provide to the Fund copies of the identification documentation of such Subscriber or prospective investor, to the extent permitted by law.  The Sub-Distributor Agent represents and warrants that it has adopted an anti-money laundering program (the “AML Program”) reasonably designed to comply with all applicable Laws and that the Distributor, the Manager or the Fund may rely on the AML Program to satisfy its applicable legal and regulatory obligations.  By this Agreement, the Fund expressly delegates to the Sub-Distribution Agent the responsibility to implement parts of the Fund’s AML Program and Sub-Distribution Agent expressly agrees to such delegation.  In connection with such delegation, the Sub-Distribution Agent agrees to provide such information to, and such access as requested by, the Distributor, the Manager, the Fund and applicable regulatory authorities (including the SEC) necessary to evaluate the AML program. Sub-Distributor Agent shall also make any records relating to the AML program available to the Distributor or the Manager.
(k) The Fund, not the Sub-Distribution Agent, shall be responsible for making all regulatory filings (registrations, exemptions or otherwise) in order to continue the offering of the Interests, including under any applicable state, federal or non-U.S. jurisdictions designated as Approved Jurisdictions on Exhibit B hereto (as amended from time to time).  The Distributor, the Manager and the Fund shall use commercially reasonable efforts to qualify the Interests for sale in each jurisdiction which the Sub-Distribution Agent reasonably requests.  The Sub-Distribution Agent agrees that it will not offer Interests in any jurisdiction not listed on Exhibit B or otherwise approved in writing by the Distributor, the Manager or the Fund.
(l) The Sub-Distribution Agent’s duties and responsibilities are limited to those of a placement agent for the Interests as expressly set forth in this Agreement.  The Manager and the Fund are solely responsible for the contents of the Offering Materials (excluding the Sub-Distribution Agent Information).  None of the Sub-Distribution Agent Parties shall have any responsibility for (among other things): (i) the Manager, the Distributor, the Fund or the Interests; (ii) the sponsorship or management of the Fund; (iii) the business terms of the Fund; (iv) the selection of portfolio investments for the Fund; (v) the performance of the Fund or the Interests; (vi) the preparation or content of the Offering Materials (other than the Sub-Distribution Agent Information); or (vii) any other matters relating to the Manager, the Distributor or the Fund.
(m) Each of the Manager, the Distributor and the Fund acknowledges that the Sub-Distribution Agent will act under this Agreement with contractual duties solely to the Manager, the Distributor and the Fund.  No implied duties to, and no fiduciary or advisory relationship between, the Manager, the Distributor or the Fund (or their equityholders, creditors or employees), on the one hand, and the Sub-Distribution Agent, on the other hand, have been created by this Agreement or in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Sub-Distribution Agent or its Affiliates has advised or is advising the Manager, the Distributor or the Fund on other matters.  For the avoidance of doubt, this Agreement shall not create any fiduciary or advisory relationships or obligations with respect to any party.
(n) The Sub-Distribution Agent may distribute Offering Materials, including the Registration Statement, the Prospectus and any Sales Materials, to potential investors and to customers that have an account with the Sub-Distribution Agent or its Affiliates that may not be pre-qualified as eligible to invest in the Fund, provided that the Sub-Distribution Agent shall require that each customer complete a form of Subscription Agreement and sign a Subscription Agreement signature page that is compatible with the Sub-Distribution Agent’s records reconciliation requirements as described to the Fund by the Sub-Distribution Agent (the initial form of such form of Subscription Agreement signature page to be used by Fund Investors is attached hereto as Exhibit D). The Distributor will provide, or cause to be provided, all Offering Materials to be given by the Sub-Distribution Agent to such investors and customers.
Section 2.     Subscription and Repurchase Offer Procedures.

(a) Subject to the capacity allowance set forth in Section 1(g), the Fund agrees to accept all Subscriptions submitted by the Subscription Deadline set forth in the Schedule (or such shorter period permitted by the Fund) from all Sub-Distribution Agent Clients; provided that the Sub-Distribution Agent shall provide the Distributor and the Manager with an estimate of Subscriptions eight (8) days prior to the Subscription Deadline; and provided further, that the Fund may reject Subscriptions from Sub-Distribution Agent Clients who are not qualified to invest in the Fund pursuant to the eligibility requirements set forth in the Prospectus.  If the Fund is considering rejecting a Subscription submitted by the Sub-Distribution Agent, either the Manager, the Distributor or the Fund shall give the Sub-Distribution Agent as much advance notice as reasonably possible with the objective of making such Subscription (or if necessary a substitute Subscription) acceptable (subject to the Subscriber meeting the Fund’s eligibility requirements).
(b) Orders for Interests received from the Sub-Distribution Agent will be accepted through the Distributor only at the net asset value applicable to each order, as set forth in the Prospectus.  The procedure relating to the handling of orders shall be subject to the terms of this Agreement and instructions that are mutually agreed upon by the Fund or the Distributor and the Sub-Distribution Agent from time to time that the Distributor or the Fund shall forward from time to time to the Sub-Distribution Agent.
(c) Subscription amounts will be wired to the Fund at least three (3) Business Days prior to the applicable Issuance Date.
(d) The Manager or the Distributor will provide to the Sub-Distribution Agent any changes to the current form of Subscription Agreement that each Prospective Fund Investor will be required to complete (in advance of such changes becoming effective for subsequent investments so that the Sub-Distribution Agent has reasonable time to have affected Sub-Distribution Agent Clients complete such Subscription Agreement prior to the immediately following Issuance Date) and the Fund will use with respect to Sub-Distribution Agent Clients a Subscription Agreement, including a Merrill Lynch Subscription Agreement Signature Page, in the form mutually agreed by the Parties.
(e) For each purchase of shares, the Sub-Distribution Agent shall provide the Fund with (i) a Subscription Agreement, (ii) a Merrill Lynch Subscription Agreement Signature Page, and (iii) an account opening agreement (the “Account Opening Agreement”) executed by the Subscriber.  The Account Opening Agreement shall include adequate tax information, consistent with Form W-9 and a power of attorney for the Sub-Distribution Agent, or its Affiliate, so that it can execute the Subscription Agreement and related documents on behalf of the Subscriber, in the form mutually agreed by the Parties.
(f) The Fund hereby appoints the Sub-Distribution Agent as its exclusive agent to receive Fund subscription and repurchase requests submitted by Sub-Distribution Agent Clients.  None of the Fund, the Manager, the Distributor or any of their Related Parties will accept or otherwise process Fund subscription and repurchase requests submitted directly by Sub-Distribution Agent Clients except as the Sub-Distribution Agent may otherwise agree in writing.
(g) Any Fund Investor will be required to submit repurchase requests to the Sub-Distribution Agent as an agent of the Fund by the applicable deadline set forth in the repurchase offer issued to shareholders pursuant to Rule 13e-4 under the Exchange Act and such submissions shall be deemed received by the Fund on such date. The Sub-Distribution Agent shall be required to forward such submissions to the Fund within five (5) business days following such deadline.  The Sub-Distribution Agent will provide a final electronic file containing tender information five (5) business days prior to any payment date. The Sub-Distribution Agent also acknowledges that repurchase offers will be made by the Fund in accordance with its Registration Statement, including the Fund’s fundamental policy regarding repurchases, and the requirements set forth in Rule 13e-4 of the Exchange Act. The Sub-Distribution Agent also acknowledges and understands that Shares will not be repurchased by the Fund, the Manager or the Distributor (other than through repurchase offers) and that no secondary market for the Shares exists currently or is expected to develop.
Section 3.     Conditions to Each Closing.

(a)                 The obligations of the Sub-Distribution Agent pursuant to this Agreement shall be subject to the following conditions:
(i)
the representations and warranties made by the Manager, the Distributor and the Fund, as applicable, are true and correct on and as of each Closing Time with the same effect as if made at the Closing Time;

(ii)	each of the Manager, the Distributor and the Fund have complied with all agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Time;
(iii)
since the date of the most recent information included in the Prospectus, there has not been a material adverse change in the Fund, the Manager or the Distributor that must be reflected in the Prospectus in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iv)
the Sub-Distribution Agent shall have received such other certificates, documents, confirmations and/or assurances as the Sub-Distribution Agent believes to be necessary or advisable in connection with the issuance of Interests as of such Closing Time; and

(v)
the Sub-Distribution Agent shall have been furnished with such updating information from the Manager, the Distributor and the Fund as the Sub-Distribution Agent may deem to be reasonably necessary or appropriate.

(b)                 If any of the conditions specified in Section 3(a) have not been fulfilled when and as required by this Agreement to be fulfilled, the Sub-Distribution Agent may revoke all Subscription Agreements pending with respect to the Closing Time in question (despite such Subscription Agreements being otherwise irrevocable).
Section 4.     Representations and Warranties of the Fund, the Distributor and the Manager.  The Fund, the Distributor and the Manager each individually represent and warrant to the Sub-Distribution Agent, on a continuous basis throughout the term of this Agreement, as follows:
(a)                The Fund is duly organized and validly existing under the Laws of its jurisdiction of formation with full power and authority to perform its obligations and conduct its business in the manner contemplated by the Offering Materials, the Operative Documents and this Agreement, and to offer and sell the Interests as contemplated by the Registration Statement, the Prospectus and this Agreement.  The Fund is duly qualified to transact business, is in good standing and will be in good standing in each jurisdiction in which the conduct of its business requires such qualification, and in which the failure to be so qualified could reasonably be considered to have a materially adverse effect on the Fund’s ability to do so.
(b)                The Fund meets the requirements for use of Form N-2 under the Securities Act, the Company Act, and the rules and regulations of the SEC under each such Act relating to Form N-2 (or of such successor form as the SEC may adopt).  The Fund has filed with the SEC a Registration Statement under both the Securities Act and the Company Act on Form N-2 and is duly registered as a closed-end, non-diversified management investment company.  The Prospectus conforms, and any further amendments or supplements to the Registration Statement or Prospectus will conform, in all material respects with the Securities Act and the Company Act and the rules and regulations thereunder.
(c)                The Distributor represents that the Fund has qualified the Interests being offered for sale under the securities Laws of all U.S. states and territories or, if not, has been advised by counsel to the Fund that the Interests being offered are exempt from the requirements of the securities Laws of each applicable U.S. state or territory.  The Distributor shall cause the Fund to maintain such qualifications as long as may be reasonably requested by the Sub-Distribution Agent and shall cause the Fund to notify the Sub-Distribution Agent promptly in the event that any such qualifications cease to be available.
(d)                Subject to Section 9(c) of this Agreement, the Manager shall update or cause the Fund to update the Prospectus and any sales materials annually or otherwise as necessary to comply with applicable Laws and regulations and this Agreement, and will cooperate with the Sub-Distribution Agent in connection with the distribution of any relevant amendments or supplements to such materials.

(e)                All of the issued and outstanding Interests of the Fund have been duly authorized and validly issued and are non-assessable shares of beneficial interest; the Interests to be issued as contemplated by this Agreement have been authorized by requisite action on the part of the Fund and its Board of Trustees (the “Fund Board”), when issued and delivered against payment in accordance with the provisions of the relevant subscription documents, will be validly issued non-assessable shares of beneficial interest; and the issuance of the Interests by the Fund is not subject to preemptive rights.  The Fund does not have any outstanding options to purchase or any rights or warrants to subscribe for, or any securities or obligations convertible into, any Interests.
(f)                The Fund is not in violation of the Operative Documents in any material respects or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, fiscal agency agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its assets is subject; (ii) the execution, delivery and performance by the Fund of, and compliance with, this Agreement, the Operative Documents and the consummation by the Fund of the transactions contemplated herein and therein will not conflict with, or result in a material breach of any of the terms or provisions of, or constitute, with or without the giving of a notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets of the Fund pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Fund is a party or by which it may be bound or to which any assets of the Fund is subject, nor will such action result in any violation of or conflict with the terms or provisions of the Operative Documents of the Fund or, any Law, order, judgment, decree, rule or regulation applicable to the Fund; and (iii) no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or securities or futures association is required for the consummation by the Fund of the transactions contemplated by this Agreement (except such filings as may be required under the Securities Act or state securities Laws, which will be timely filed) or the Fund’s Operative Documents.
(g)                This Agreement and the Fund’s Operative Documents have been duly authorized by all requisite action on the part of the Fund and the Fund Board in compliance with applicable law, including, without limitation the Company Act, and have been duly executed and delivered by or on behalf of the Fund.  Assuming due authorization, execution and delivery by the other parties thereto with respect to the Fund’s Operative Documents, each such Operative Document constitutes a valid and legally binding agreement of the Fund, enforceable against the Fund in accordance with its terms, except as the same may be subject to the effects of (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, (B) general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and (C) an implied covenant of good faith and fair dealing.
(h)                Since the Effective Date of the Registration Statement, there has been no material adverse change in the condition, financial or otherwise, business affairs or business prospects of the Fund and, except as disclosed in the Registration Statement and the Prospectus, there are no Claims now pending or, to the knowledge of the Fund, the Distributor and the Manager, threatened against or affecting the Fund, the Distributor, the Manager and their Affiliates, as the case may be, which Claim may, in the sole opinion of the Manager, impair or adversely affect in any material respect the ability of the Fund to conduct its business as described in Registration Statement and the Prospectus or sell its Interests or perform its obligations under any Operative Document or this Agreement.  The Manager and the Distributor shall notify the Sub-Distribution Agent in writing as soon as reasonably practicable after it becomes aware of any such actual Claim.
(i)                The Fund operates pursuant to an exemption provided by Rule 4.5 under the CEA and the regulations thereunder, in order to avoid regulation by the CFTC as a commodity pool.  The Fund will notify the Sub-Distribution Agent promptly in the event the Fund elects to register as a commodity pool.
(j)                Any offering of Interests (other than by the Sub-Distribution Agent or any Affiliate of the Sub-Distribution Agent, for which the Fund, the Distributor and the Manager shall not be responsible) made or to be made within the United States was or will be made, as applicable, in compliance with U.S. federal and state securities and commodities Laws, and any offering of Interests (other than by the Sub-Distribution Agent or any Affiliate of the Sub-Distribution Agent, for which the Fund, the Distributor and the Manager shall not be responsible) made or to be made outside the U.S. was or will be made, as applicable, in compliance with local Laws.
(k)                The Offering Materials considered as a whole and the Prospectus considered on a stand-alone basis — but in each case excluding the Sub-Distribution Agent Information — do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and are otherwise in compliance with applicable Laws.
(l)                The Fund will not mandatorily repurchase by means of redemption any Interest held by a Fund Investor unless (i) doing so is reasonably necessary to avoid (A) the Fund or the Manager violating any applicable material law, rule or regulation or (B) any material adverse effect (as determined in good faith by the Manager) on the Fund or investors in the Fund; or (ii) the Fund is mandatorily repurchasing shares held by all of its investors in their entirety or on a pro rata basis in accordance with each investor’s respective ownership percentage in the Fund.
(m)                Notwithstanding anything to the contrary in the Fund’s Subscription Agreement, the Manager and the Fund agree that a Fund Investor’s indemnification obligations as set forth in the applicable Subscription Agreement shall not exceed the amount of such Fund Investor’s aggregate investment in the Fund.
(n)                Any certificate signed by any executive officer of the Fund and delivered to the Sub-Distribution Agent or to counsel for the Sub-Distribution Agent shall be deemed a representation and warranty by the Fund to the Sub-Distribution Agent as to the matters covered thereby.
(o)                The maximum amount of compensation payable with respect to the Interests in the U.S. Fund is governed by FINRA Rule 2341 and is not subject to the compensation provisions of FINRA Rule 5110.

(p)                None of the Fund, the Distributor or the Manager or any of their affiliates on behalf of the Fund has engaged the Sub-Distribution Agent or any of its affiliates to provide any custodial, administrative, shareholder servicing or other ongoing services to the Fund, other than the services under this Agreement.
The Distributor, the Manager and the Fund shall inform the Sub-Distribution Agent as promptly as practicable if the Distributor, the Manager or the Fund becomes aware that any of the foregoing representations or warranties is, in fact, no longer accurate and complete, or of any circumstances which could reasonably be considered as having a meaningful possibility of making any of the foregoing representations and warranties no longer accurate and complete.
Section 5.     Representations and Warranties of the Distributor and the Manager.  The Distributor and Manager, each individually represent and warrant to the Sub-Distribution Agent, on a continuous basis throughout the term of this Agreement, as follows:
(a)                The Distributor is a broker-dealer licensed under the Exchange Act and is a member in good standing of FINRA and will promptly notify the Sub-Distribution Agent if it ceases to be in good standing with FINRA.
(b)                The Distributor and Manager shall comply with all applicable Laws, rules and regulations in carrying out its duties hereunder and under the Distribution Agreement and Management Agreement, as applicable.
(c)                Each of the Distributor and the Manager, as applicable, has been duly organized and is validly existing under the Laws of the jurisdiction of its formation with power and authority to conduct its business and perform its obligations as contemplated by the Offering Materials, the Manager Operative Agreements and this Agreement.  Subject as aforesaid, (i) each of the Distributor and the Manager has and shall maintain all licenses and registrations necessary under applicable laws and regulations to provide the services required to be provided hereunder and; and (ii) each of the Distributor and the Manager, as applicable, is duly qualified to transact business, is in good standing and will be in good standing in each jurisdiction in which such qualification is required, and in which the failure to be so qualified could reasonably be considered to have a materially adverse effect on the Manager’s ability to do so.
(d)                Each of this Agreement and the Distributor Operative Agreements, and the Manager Operative Agreements, as applicable, has been duly authorized, executed and delivered by or on behalf of the Distributor and the Manager, assuming due authorization, execution and delivery by the other parties thereto, and constitutes a valid and legally binding obligation of the Distributor and the Manager, as applicable, enforceable against the Distributor and the Manager, as applicable, in accordance with its terms, except as the same may be subject to the effects of:  (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity); and (iii) an implied covenant of good faith and fair dealing.  The execution, delivery and performance by the Distributor and the Manager of, and compliance with, this Agreement and each Distributor Operative Agreements and Manager Operative Agreement, as applicable, and the consummation by the Distributor and the Manager of the transactions contemplated herein and therein, will not conflict with or result in a material breach of any of the terms or provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Distributor or the Manager pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Distributor or the Manager is a party or by which it may be bound or to which any of the property or assets of the Distributor or the Manager is subject, nor will such action result in any violation of or conflict with the terms or provisions of the Distributor Operative Agreements or the Manager Operative Agreements, as applicable, or any other organizational and constituent documents of the Distributor or the Manager, any law, order, judgment, decree, rule or regulation applicable to the Distributor or the Manager; and no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or securities or futures association is required for the consummation by the Distributor or the Manager of the transactions contemplated by this Agreement (except such filings as may be required under the Securities Act or state securities Laws, which will be timely filed, or any other similar filings that may be required in the future) or the Distributor Operative Agreements or the Manager Operative Agreements.
(e)                Neither Distributor nor the Manager, as applicable, is in default under any material agreement, indenture or instrument or in breach or violation of any judgment, decree, order, rule or regulation applicable to it of any court or governmental or self-regulatory agency or body with jurisdiction over it, the effect of which might impair or adversely affect in any material respect the ability of the Distributor or the Manager to function or perform its obligations under any Operative Agreement or to perform its obligations as contemplated in the Registration Statement and the Prospectus.
(f)                Since the Effective Date of the Registration Statement and the Prospectus, there has been no material adverse change, except as otherwise disclosed therein, in the condition, financial or otherwise, business affairs or business prospects of the Distributor or the Manager, as applicable, and, except as disclosed in the Registration Statement and the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Distributor or the Manager, threatened against or affecting the Distributor or the Manager or any of their members or officers, which adverse change, action, suit or proceeding may impair or adversely affect in any material respect the ability of the Distributor or the Manager to function or perform its obligations under any Operative Agreement as contemplated in the Registration Statement and the Prospectus.
(g)                The Distributor and the Manager have the financial resources, staff, systems and infrastructure necessary for the performance and discharge of its obligations as contemplated herein and in the Registration Statement and the Prospectus.
(h)                The Manager is registered with the CFTC as a commodity pool operator and commodity trading advisor, and is a member of NFA in such capacities.  Each of the Manager’s principals and associated persons (as defined in the CEA) is registered with the CFTC as such and has in the past performed and will perform their responsibilities in connection with the operation of the Fund in compliance in all material respects with CFTC and NFA requirements applicable thereto.  Each principal, partner, member, officer or employee of the Manager who is not currently and has not been registered as a principal or as an associated person (as defined in the CEA) of the Manager has not and will not engage in any activities that would require such individual to register as a principal or as an associated person, until such time as such individual is registered as a principal or as an associated person of the Manager.
(i)                The Manager is registered with the SEC as an investment adviser and has all required state securities and commodities registrations to carry out its obligations under this Agreement, the Prospectus, and the Manager Operative Agreements.  No other entities affiliated with the Manager are required to be registered in any capacity with the SEC or with any state or commodities regulators that are not so registered.
(j)                All disclosure materials furnished by the Distributor or the Manager to the Sub-Distribution Agent in addition to the Offering Materials taken collectively (including both such disclosure materials and such Offering Materials) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and are otherwise in compliance with applicable Law.
(k)                None of the Manager, the Distributor or any of their Related Parties has received or will receive any compensation from the Fund or any of its service providers which is not disclosed in the Prospectus.
The Distributor and the Manager shall inform the Sub-Distribution Agent as soon as reasonably practicable if the Distributor or the Manager becomes aware that any of the foregoing representations or warranties is, in fact, no longer accurate and complete, or of any circumstances which could reasonably be considered as having a meaningful possibility of making any of the foregoing representations and warranties no longer accurate and complete.
Section 6.     Representations, Warranties and Agreements of the Sub-Distribution Agent.  The Sub-Distribution Agent represents and warrants to the Distributor, the Manager and the Fund, on a continuous basis through the term of this Agreement, as follows:
(a)                The Sub-Distribution Agent has been duly formed and is validly existing under the Laws of the jurisdiction of its formation with power and authority to conduct its business and perform its obligations as contemplated by this Agreement.  The Sub-Distribution Agent is duly qualified to transact business, is in good standing and will be in good standing in each jurisdiction in which such qualification is required, and in which the failure to be so qualified could reasonably be considered to have a materially adverse effect on the Sub-Distribution Agent’s ability to do so.
(b)                The Sub-Distribution Agent is duly registered as a broker-dealer pursuant to the Exchange Act and is a member in good standing of FINRA, and is licensed as a broker-dealer in each jurisdiction in which Sub-Distribution Agent Clients will be solicited by the Sub-Distribution Agent and if not so licensed in a particular jurisdiction qualifies for an exemption therefrom. The Sub-Distribution Agent shall comply with all applicable Laws, rules and regulations in carrying out its duties hereunder and under the Sub-Distribution Operative

Agreement.  The Sub-Distribution Agent further agrees that it will not take any action (including, soliciting Prospective Fund Investors or accepting commissions or other remuneration) in any jurisdiction where it is not registered as a broker-dealer that would result in a public offering or a private placement exemption (or similar exemption) under the securities Laws of such jurisdiction not being available to the Fund.
(c)                This Agreement and the Sub-Distribution Operative Agreement have been duly authorized, executed and delivered by or on behalf of the Sub-Distribution Agent and constitutes a valid and legally binding obligation of the Sub-Distribution Agent enforceable against the Sub-Distribution Agent in accordance with its terms, except as the same may be subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity); and (iii) an implied covenant of good faith and fair dealing.  The execution, delivery and performance by the Sub-Distribution Agent of, and compliance with, this Agreement and the Sub-Distribution Operative Agreement, and the consummation by the Sub-Distribution Agent of the transactions contemplated herein, will not conflict with or result in a breach of any of the terms or provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Sub-Distribution Agent pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Sub-Distribution Agent is a party or by which it may be bound or to which any of the property or assets of the Sub-Distribution Agent is subject, nor will such action result in any violation of or conflict with the terms or provisions of any organizational and constituent documents of the Sub-Distribution Agent, any law, order, judgment, decree, rule or regulation applicable to the Sub-Distribution Agent; and no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or securities or futures association is required for the consummation by the Sub-Distribution Agent of the transactions contemplated by this Agreement or the Sub-Distribution Operative Agreement.
(d)                The Sub-Distribution Agent is not in default under any material agreement, indenture or instrument or in breach or violation of any judgment, decree, order, rule or regulation applicable to it of any court or governmental or self-regulatory agency or body with jurisdiction over it, the effect of which might impair or adversely affect in any material respect the ability of the Sub-Distribution Agent to perform its obligations under this Agreement or the Sub-Distribution Operative Agreement.
(e)                The Sub-Distribution Agent has policies, procedures and internal controls in place that are reasonably designed to comply with the USA PATRIOT Act of 2001, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.  The Sub-Distribution Agent will use commercially reasonable efforts to cooperate with the Distributor, the Manager and the Fund with respect to the Distributor’s, the Manager’s and the Fund’s obligations to comply with applicable money laundering Law.

(f)                The Sub-Distribution Agent is not subject to an SEC order under Section 203(f) of the Advisers Act; (ii) the Sub-Distribution Agent has not been convicted within the previous ten years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act; (iii) except in the case of certain orders with respect to which the Sub-Distribution Agent has received no-action assurance, or may otherwise rely upon certain generic no-action assurance, from the staff of the Division of Investment Management of the SEC (the “Staff”) permitting it to receive a cash fee for the solicitation of advisory clients in accordance with Rule 206(4)-3 under the Advisers Act, the Sub-Distribution Agent has not otherwise been found by the SEC to have engaged, or have been convicted of engaging, in any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; and (iv) except for certain orders and judgments with respect to which the Sub-Distribution Agent has received no-action assurance, or may otherwise rely upon certain generic no-action assurance, from the Staff permitting it to receive a cash fee for the solicitation of advisory clients in accordance with Rule 206(4)-3 under the Advisers Act, the Sub-Distribution Agent is not otherwise subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act.
(g) The Sub-Distribution Agent is not in violation of the Sub-Distribution Operative Agreement in any material respects or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, fiscal agency agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its assets is subject; (ii) the execution, delivery and performance by the Sub-Distribution Agent of, and compliance with, this Agreement, the Operative Documents and the consummation by the Sub-Distribution Agent of the transactions contemplated herein and therein will not conflict with, or result in a material breach of any of the terms or provisions of, or constitute, with or without the giving of a notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets of the Sub-Distribution Agent pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Sub-Distribution Agent is a party or by which it may be bound or to which any assets of the Sub-Distribution Agent is subject, nor will such action result in any violation of or conflict with the terms or provisions of the Sub-Distribution Operative Agreement or, any Law, order, judgment, decree, rule or regulation applicable to the Sub-Distribution Agent; and (iii) no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or securities or futures association is required for the consummation by the Sub-Distribution Agent of the transactions contemplated by this Agreement (except such filings as may be required under the Securities Act or state securities Laws, which will be timely filed) or the Sub-Distribution Operative Agreement.
(h) The Sub-Distribution Agent will maintain a log of the names and addresses of Sub-Distribution Agent Clients that have indicated that their primary residence is in the United States to whom the Offering Materials are sent (including the dates sent).  Upon reasonable request by the Manager or the Distributor: (i) the Sub-Distribution Agent shall certify to the Manager, the Distributor and the Fund that such log is being maintained; and (ii) the Sub-Distribution Agent shall provide the Manager, the Distributor and the Fund with a copy of such log to the extent necessary for the Manager, the Distributor and the Fund to comply with applicable Law.
(i) The Sub-Distribution Agent will maintain the electronic signature platform and will preserve all signatory pages, include any electronic signature pages.  The Sub-Distribution Agent will use commercially reasonable efforts to safeguard and protect the integrity of the signatory platform and immediately report any disruptions, outages, or security related issues to the Distributor and the Manager. The Sub-Distribution Agent will use best effort to rectify any issues, breakdowns or security breaches related to the signature platform.
(j) The Sub-Distribution Agent on behalf of itself and each Affiliate agrees to cooperate with the Manager, the Distributor and the Fund in connection with the Manager, the Distributor and the Fund performing reasonable due diligence and oversight of the Sub-Distribution Agent and their Affiliates, including by providing such information, access to personnel or other items as is reasonably requested.  In addition, the Sub-Distribution Agent agrees to provide the Manager, the Distributor and the Fund with the most current Statement on Standards for Attestation Engagements No. 16 report (or similar report) on an annual basis.
(k) The Sub-Distribution Agent is the sponsor of the Merrill Lynch Investment Advisory Program which in part offers certain Sub-Distribution Agent Clients the ability to invest in model portfolios which includes alternative investment funds, including the Fund (“AI Managed Strategies”).  The Sub-Distribution Agent’s affiliate, Managed Account Advisors LLC (“MAA,” and together with the Sub-Distribution Agent, “Merrill Lynch”), acts as investment adviser with respect to the Sub-Distribution Agent Clients that invest in the AI Managed Strategies and has discretion to act on their behalf with respect to such investments.  Merrill Lynch hereby represents, and the Distributor and Manager hereby acknowledge, the following:
(i)	Merrill Lynch is acting as agent on behalf of its Clients with respect to Sub-Distribution Agent Clients investing in the Fund through the Merrill Lynch Investment Advisory Program.
(ii)	Merrill Lynch is authorized pursuant to an investment management agreement executed by each Sub-Distribution Agent Clients investing in the Fund through the Merrill Lynch Investment Advisory Program:
A.
to make any and all investment decisions with respect to each such Sub-Distribution Agent Client’s investment in the Fund, including, but not limited to, decisions to purchase and repurchase Interests, and to execute any and all documents related to such investment decisions on behalf of each such Sub-Distribution Agent Client, except for proxies;

B.
to make any and all applicable representations on behalf of each such Sub-Distribution Agent Client required by the Subscription Agreement, Fund Operative Documents, or any other documents that are required by the Manager or the Distributor for such Sub-Distribution Agent Clients’ purchase or repurchase of Interests

(such representations, the “Sub-Distribution Agent Client Representations”).
(iii)
In making the Sub-Distribution Agent Client Representations on behalf of Sub-Distribution Agent Clients investing in the Fund through the Merrill Lynch Investment Advisory Program, Merrill Lynch is (i) relying on similar representations provided to Merrill Lynch by such Sub-Distribution Agent Clients, and relying on the accuracy of all such representations; and (ii) not liable to the Manager, the Distributor, the Fund, or any of their affiliates, for any inaccuracies, including any error or omission, contained in the Sub-Distribution Agent Client Representations, unless any such inaccuracy, error or omission was known or should have been known by Merrill Lynch.

(l) Since the Effective Date of the Registration Statement and the Prospectus, there has been no material adverse change, except as otherwise disclosed therein, in the condition, financial or otherwise, business affairs or business prospects of Merrill Lynch or the Merrill Lynch Investment Advisory Program, as applicable, and, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Sub-Distribution Agent, threatened against or affecting Merrill Lynch or any of its members or officers, which adverse change, action, suit or proceeding may impair or adversely affect in any material respect the ability of Sub-Distribution Agent or the Merrill Lynch Investment Advisory Program to function or perform its obligations.
The Sub-Distribution Agent shall inform the Manager and the Fund as promptly as practicable if the Sub-Distribution Agent becomes aware that any of the foregoing representations or warranties is, in fact, no longer accurate and complete, or of any circumstances which could reasonably be considered as having a meaningful possibility of making any of the foregoing representations and warranties no longer accurate and complete.
Section 7.     Representations, Warranties and Covenants to Remain Operative.
All representations, warranties and covenants contained in this Agreement or contained in certificates of any Party submitted pursuant hereto shall remain operative and in full force and effect regardless of any investigation made by, or on behalf of, the Sub-Distribution Agent, the Fund, the Distributor, the Manager or any Person who controls any of the foregoing, and shall survive the date hereof and each Closing Time and shall be deemed to be restated and reaffirmed as of each such Closing Time.
Section 8.     Certain Covenants of the Distributor, the Manager and the Fund.  Each of the Distributor, the Manager and the Fund hereby covenants as follows:
(a) The Distributor, the Manager and the Fund will deliver or cause to be delivered to the Sub-Distribution Agent’s designated distribution center, as promptly as practicable, electronic copies and such number of hard copies of the Offering Materials as the Sub-Distribution Agent may reasonably request in writing, such delivery at the expense of the Distributor, the Manager and the Fund as contemplated by Section 13.  Notwithstanding the foregoing, the Distributor, the Manager and the Fund will, with advance written notice to the Sub-Distribution Agent, distribute the following materials to Fund Investors: (i) the Fund’s Prospectus; (ii) performance reports; (iii) net asset value statements; (iv) annual audited (and any interim) Fund financial statements; (v) investor letters and Fund commentary, as approved by the Sub-Distribution Agent; and (vi) tax documentation, including Form 1099.  It will be the responsibility of the Distributor, the Manager and the Fund to distribute any required amendments, supplements and updates, including the above-referenced information, directly to Fund Investors with copies to the Sub-Distribution Agent.  Any Offering Materials, investor letters, and Fund commentary distributed by the Distributor, the Manager and/or the Fund to the Sub-Distribution Agent Clients must be pre-approved by the Sub-Distribution Agent for distribution pursuant to its standard marketing approval process, but in no event later than two (2) days after delivery to Sub-Distribution Agent.  The Distributor, the Manager and the Fund will deliver or cause to be delivered to the Sub-Distribution Agent the monthly net asset value of each Sub-Distribution Agent Client’s investment in the Fund to be used in connection with the Sub-Distribution Agent’s reporting to the Sub-Distribution Agent Clients.
(b) The Sub-Distribution Agent is authorized to provide (or cause the Sub-Distribution Agent’s designated distribution center to provide) to Prospective Fund Investors, in hard copy or electronic format, the Prospectus.  Sub-Distribution Agent may, upon written consent of the Distributor or the Manager, deliver the Operative Documents and such other Offering Materials to a Prospective Fund Investor; provided, that the Sub-Distribution Agent shall have no obligation to use any Offering Materials other than the Registration Statement, the Prospectus, the Subscription Agreement and such other Offering Materials specified by the Distributor or the Manager to be given by the Sub-Distribution Agent to Prospective Fund Investors.
(c) If any event relating to or affecting the Distributor or the Manager occurs as a result of which the Fund, the Distributor or the Manager believes that it has become necessary or advisable to amend or supplement any of the Offering Materials or which the Distributor or the Manager believes might reasonably be considered to be material, the Distributor and the Manager will promptly so inform the Sub-Distribution Agent and prepare and furnish to the Sub-Distribution Agent a reasonable number of copies of such amendments or supplements to the Offering Materials prior to such amendments or supplements being distributed to Fund Investors.
(d) The Distributor and the Manager will give copies of all material correspondence sent by or on behalf of the Distributor, the Manager or the Fund to Fund Investors generally or to any particular Sub-Distribution Agent Client (excluding routine statements of account) to the Sub-Distribution Agent contemporaneously with sending such information to Fund Investors generally or such Sub-Distribution Agent Client.  In addition, the Distributor and the Manager will make available to the Sub-Distribution Agent’s advisors any update calls relating to the Fund offered to Fund Investors.
(e) The Fund agrees to provide, or to cause its administrator or other agent to provide, ongoing information to the Sub-Distribution Agent in formats acceptable to the Sub-Distribution Agent, in order to facilitate the recording of Interests on the books and records of the Sub-Distribution Agent.

(f) The Distributor, the Manager and the Fund will provide the Sub-Distribution Agent with monthly performance information and assets under management of the Fund by the thirty-fifth (35th) day of the following month and such other Fund-related information reasonably requested by the Sub-Distribution Agent.  The Distributor, the Manager and the Fund will cooperate in good faith with reasonable requests from the Sub-Distribution Agent regarding the form, content or timing of such monthly performance information and assets under management of the Fund or other appropriate communications.
(g) The Distributor, the Manager and the Fund will use reasonable best efforts to cooperate in the Sub-Distribution Agent’s ongoing due diligence process relating to the Manager and the Fund.
(h) Subject to the Sub-Distribution Agent’s obligations under Section 1(j) and Section 6(e), the Fund will ensure that the Fund complies with all applicable anti-money laundering Laws and will cooperate with the Sub-Distribution Agent in its efforts to confirm such compliance.
(i) The Fund agrees to advise the Sub-Distribution Agent promptly in writing of: (i) the Fund’s determination to suspend the sale of Interests at any time in response to conditions in the securities markets or otherwise; (ii) the commencement of any Claim against the Fund, the Distributor, the Manager, their respective Affiliates, or any of their respective officers or directors, in connection with the issue and sale of any of its Interests; (iii) any Claim for indemnity made against the Fund; and (iv) unless prohibited by applicable Law, any material correspondence or other communication by FINRA or the SEC or its staff relating to the Distributor, the Manager, the Fund or their Affiliates.
(j) The Manager and the Fund agree to advise the Sub-Distribution Agent promptly in writing of: (i) requests by the SEC, but not including routine correspondences with the SEC or annual amendments to the Registration Statement of the Fund; (ii) the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement of the Fund then in effect or the initiation of any proceeding for that purpose; (iii) the happening of any event which makes untrue any statement of a material fact made in the Prospectus of the Fund or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; (iv) any material adverse change in the condition, financial or otherwise, business affairs or business prospects of the Fund, which adverse change is expected to impair or adversely affect in any material respect the ability of the Fund, the Manager or the Distributor to conduct its business as described in the Registration Statement and the Prospectus to perform their respective obligations under the Distributor Operative Documents, the Manager Operative Documents, or the Operative Document, as applicable, or, in the case of the Fund, to sell its Interests and (v) the commencement of any litigation or proceedings against the Fund, the Manager or the Distributor, or any of their respective officers or directors, in connection with the issue and sale of any of its Interests.
(k) The Fund shall commence delivery of its annual audited financial statements in hard copy to Fund Investors and the Sub-Distribution Agent within sixty (60) days of the completion of each fiscal year of the Fund.

(l) The Distributor, the Manager and the Fund understand and agree that one or more investments in the Fund may be made in the name of the Sub-Distribution Agent for the benefit of Sub-Distribution Agent Clients, and any matter that is submitted for the consent, approval or vote of investors in the Fund will be sent to the Sub-Distribution Agent.
(m) The parties acknowledge that, as of the date hereof, the maximum amount of all items of compensation payable to the Sub-Distribution Agent hereunder shall not exceed 6.25% of the total gross sales of the Fund, in accordance with FINRA Rule 2341 or any successor regulation.  If at any time the aggregate asset-based, front-end and deferred sales charges (as such terms are used in FINRA Rule 2341) described in the Prospectus, if any, exceed 4% of total gross sales (as such terms are used in FINRA Rule 2341) of Interests, the Distributor, the Manager and the Fund shall provide the Sub-Distribution Agent with a report within five (5) business days of each calendar month-end (which report shall be held as confidential information by the Sub-Distribution Agent) stating the current sales charge percentage as of such month-end.  The Distributor, the Manager and the Fund shall notify the Sub-Distribution Agent promptly if at any time the aggregate asset-based, front-end and deferred sales charges exceed 5.625% of total new gross sales of Interests (or, as applicable, 90% of any limitation on aggregate asset-based, front-end and deferred sales charges imposed by FINRA under FINRA Rule 2341or any successor regulation to FINRA Rule 2341 applicable to the Fund).
(q) The Manager represents and warrants it has not formed another investment fund managed by it or any of its affiliates that pursues substantially the same investment strategy as the Fund in connection with a program substantially similar to the Merrill Lynch Investment Advisory Program (a “Comparable Fund”) or entered into any side letter or any similar agreement with an investor in a Comparable Fund (a “Side Letter”), in either case, that has the effect of granting investor(s) Manager economic terms that are more favorable in any respect than those granted to any Sub-Distribution Agent Client (the “Beneficial Terms”) with respect to its investment in the Fund.  If the Manager or an affiliate forms a Comparable Fund or enters into any Side Letter on or after the date of this Agreement that has the effect of granting Beneficial Terms, and the Manager shall promptly (and in any event within thirty (30) days) notify the Sub-Distribution Agent in writing with respect to such Beneficial Terms (without having to provide any information about the investor, including, without limitation, its name) and shall offer to each Sub-Distribution Agent Client the opportunity to receive such Beneficial Terms; provided that if either (a) the Comparable Fund is larger than the Fund or if the investors in the Comparable Fund making larger investments in the Comparable Fund than Sub-Distribution Clients are making in the Fund, or (b) the Comparable Fund or the investors in the Comparable Fund are subject to restrictions or other terms not currently applicable to the Fund, such Beneficial Terms may be granted in respect of the Fund or a Sub-Distribution Client if both the Fund and investor investment size are substantially similar to the Comparable Fund, and the Fund and Sub-Distribution Clients accept substantially similar restrictions and other terms as the Comparable Fund or investors in the Comparable Fund.  This Section 8(q) will not apply to investments by partners, members, principals, employees or affiliates of the Manager or its affiliates or by relatives of such persons.

Section 9.     Certain Covenants of the Manager and the Distributor.
(a) Neither the Manager nor the Distributor will directly or indirectly cause the Fund to breach any of its representations, warranties, covenants and agreements as set forth in this Agreement, and will cause the Fund promptly to pay all amounts due to the Sub-Distribution Agent hereunder (if there is a dispute over the amounts so due, the Distributor and the Manager shall cause the Fund promptly to pay the full amount not reasonably considered the subject of dispute, and the remainder as soon as practicable after the dispute is resolved); provided that, the Manager or the Distributor shall not be deemed to breach this Agreement if the failure to pay is the result of an administrative error and the error is corrected within five (5) business days.
(b) The Manager and the Distributor will promptly notify the Sub-Distribution Agent if the Manager or the Distributor has reason to believe that any Offering Materials contain a material misstatement or omission regarding it, the Fund or their operations, or of the occurrence of any event or of any change in circumstances which result in the Prospectus not including all required information relating to the Distributor or the Manager to be included therein.
(c) The Distributor and the Manager shall cooperate with the Sub-Distribution Agent to include such disclosure and/or disclaimer language in the Subscription Agreement as the Sub-Distribution Agent may reasonably request notifying investors, among other things, of (i) certain matters substantially in the form attached hereto as Exhibit A and (ii) the fact that the Sub-Distribution Agent has not sponsored the Fund and has no authority or control over, or any responsibility for, the operation or trading activities of the Fund or for the accuracy or completeness of the Offering Materials; provided, that the Prospectus shall contain no statements regarding the Sub-Distribution Agent — other than the factual statement that the Sub-Distribution Agent has an agreement with the Distributor and the Manager to act as an agent to solicit investors to invest in the Fund — without the prior written consent of the Sub-Distribution Agent; and provided, further, that the Distributor and the Manager shall prepare, or cause the Fund to prepare, Offering Materials relating to any class or series of Interests offered primarily to Sub-Distribution Agent Clients and shall deliver such Offering Materials (or any amendments or supplements thereto) to the Sub-Distribution Agent for review as soon as reasonably practicable prior to their finalization.
(d) The Manager shall provide the Sub-Distribution Agent with the same degree of transparency regarding the Fund’s portfolio holdings as provided to any Fund Investor or Prospective Fund Investor that invests directly in the Fund.
(e) The Manager shall maintain “Directors and Officers” and “Errors and Omissions” insurance policies in such amount and on such terms as are consistent with what the Manager believes to be industry standards and shall inform the Sub-Distribution Agent of the amounts of coverage provided by such policies as well as of any material changes in any such amounts.
(f) The Manager, the Distributor and their affiliates shall cause the Fund to take all steps necessary to ensure that neither the Fund, the Manager or the Distributor, or their affiliates on behalf of the Fund, shall engage the Sub-Distribution Agent or any of its affiliates to provide any custodial, administrative, shareholder servicing, transfer agent, valuation, lending, brokerage, prime brokerage or other services to the Fund for a fee, direct or indirect, either asset-based, transaction-based, or fixed, other than the services provided pursuant to this Agreement.
Section 10.     Manager Availability; Meetings.
(a) Senior representatives of the Manager that are reasonably acceptable to the Sub-Distribution Agent shall participate in such video conference calls, on-site presentations and training sessions sponsored by the Sub-Distribution Agent as the Sub-Distribution Agent may reasonably request, including quarterly conference calls with Sub-Distribution Agent Clients.
(b) In addition to the meetings contemplated by the foregoing, the Manager shall make available appropriate personnel by video conference or in person to discuss such matters relating to the Fund and the Manager as the Sub-Distribution Agent may reasonably request, but only at such times and upon such notice as shall not disrupt the regular business operations of the Manager.
Section 11.     Manager Notification Obligations.
(a) Subject to the Manager acting in a manner consistent with its fiduciary duties (as contemplated by Section 11(b)), the Manager shall promptly notify the Sub-Distribution Agent of:
(i)	a Notification Event;
(ii)
any actual “change in control” of the Manager which would constitute an “assignment” within the meaning of the Advisers Act — the Fund acknowledging that the Manager would likely provide simultaneous notice to all Fund Investors of any such “change in control;”

(iii)
any actual or expected change in the Manager’s operations (and, for the avoidance of doubt, not any general economic, regulatory, political or other event not specifically related to the Manager) that the Manager believes could reasonably be expected materially adversely to affect the ability of the Manager to perform its obligations to the Fund;

(iv)	the enactment of any Law that the Manager believes could reasonably be expected to materially adversely affect the Manager or the Fund;
(v)	the determination of the Manager to suspend the calculation of the net asset value of, or the payment of repurchase proceeds by, the Fund or repurchases from the Fund.
(b) The Sub-Distribution Agent acknowledges that the Manager has fiduciary obligations to the Manager’s clients that may cause the Manager to believe that if the Manager makes a disclosure to the Sub-Distribution Agent as required by this Agreement, the Manager should do so to certain or all other of the Manager’s clients.  The Fund expressly authorizes the Manager to make all such disclosures as the Manager believes are necessary or advisable in order for the Manager to act in a manner consistent with its fiduciary obligations to the Manager’s clients.
Section 12.     Conflicts of Interest.  The Manager, the Distributor and the Fund acknowledge and agree that:
(a) This Agreement does not give rise to any duty (including any duty of confidence) that would prevent or hinder the Sub-Distribution Agent from providing similar services to other Persons — including other private investment funds which are competitors of the Fund — or otherwise acting on behalf of other Persons, customers or for its own account.  For the avoidance of doubt, the Sub-Distribution Agent entering into this Agreement shall in no respects limit or prevent it from acting as a sub-distribution agent for any other Persons.
(b) The Sub-Distribution Agent is part of a full service securities firm and, as such, the Sub-Distribution Agent or its affiliates may have other relationships with, or provide other services to, the Manager, the Distributor, the Fund, their Affiliates, their respective competitors and other Persons.  The Manager, the Distributor and the Fund acknowledge that the Sub-Distribution Agent may perform its functions in connection with such other relationships (whether fiduciary relationships or otherwise) without regard to its relationship with the Manager, the Distributor and the Fund hereunder, and the Sub-Distribution Agent shall not be required to account to the Manager, the Distributor or the Fund for any payment, remuneration, profit or benefit which the Sub-Distribution Agent and/or its affiliates obtain as a result of: (i) entering into any transaction with or for the Manager, the Distributor or the Fund or any competitor thereof; (ii) providing any services to the Manager, the Distributor or the Fund or any competitor thereof; or (iii) acting in any capacity described in this Section 12 or otherwise  unrelated to this Agreement.
(c) (i) The Sub-Distribution Agent may determine that it is appropriate to recommend to certain or all Sub-Distribution Agent Clients which have invested in the Fund that they repurchase their Interests (in whole or in part), and may also make such recommendations to Sub-Distribution Agent Clients regarding the Sub-Distribution Agent’s current evaluation of, or developments concerning, the Manager, the Distributor, the Fund and other Manager Accounts; and (ii) the Sub-Distribution Agent’s doing so shall in no event violate any obligation it may have under this Agreement.
Section 13.     Payment of Expenses and Fees.
(a) The Distributor, the Manager or the Fund, as applicable, will pay all fees and expenses incident to the performance of the obligations of the Distributor, the Manager and the Fund hereunder, including: (i) the printing or reproduction and delivery to the Sub-Distribution Agent or its chosen vendors in quantities reasonably requested of copies of the Offering Materials and all amendments or supplements thereto and of any supplemental sales materials; (ii) the filing fees and the fees and disbursements incurred by the Distributor, the Manager or the Fund relating to the offering of Interests; and (iii) all distribution or related costs incurred by the Sub-Distribution Agent payable to its fulfillment vendor (currently Harte-Hanks).  The Sub-Distribution Agent and/or its fulfillment vendor shall periodically submit an invoice to the Distributor, the Fund and/or the Manager detailing such fees and expenses, which shall be promptly reimbursed or paid by the Distributor, the Fund and/or the Manager to the Sub-Distribution Agent or to its fulfillment vendor directly (as the case may be).
(b) Other than as set forth above, each Party shall bear its own costs and expenses associated with this Agreement and the offering of the Interests.
Section 14.     Compensation.
(a) The Fund shall pay the Sub-Distribution Agent the annual service and sub-account fee (the “Service and Sub-Accounting Fee”) in accordance with the Schedule, as amended from time to time or as otherwise agreed in writing between the parties.  The Sub-Distribution Agent shall receive from the Distributor compensation in respect of the sale of Interests (“Sub-Distribution Fee”) in accordance with the Schedule as amended from time to time or as otherwise agreed in writing between the Parties.  The Service and Sub-Accounting Fee and the Sub-Distribution Fee, as applicable, shall be equal to a percentage, as set forth in the Schedule, calculated as of the end of each month and payable to the Sub-Distribution Agent monthly in arrears within thirty five (35) days after each month-end.  In the event of any dispute over the amounts so due, the Fund or the Distributor, as applicable, shall promptly pay the full amount not reasonably considered the subject of dispute, and the remainder as soon as practicable after the dispute is resolved.
(b) Where a Sub-Distribution Agent maintains one or more accounts for a Sub-Distribution Agent Client, the Service and Sub-Accounting Fee may include payments for, but are not limited to, the following services:
•	Establishing and maintaining accounts and records relating to Subscribers,
•	Answering Subscribers inquiries regarding administrative services and routine inquiries regarding Fund;
•	Processing, aggregating and netting Subscriber purchases and repurchases of Interests;
•	Preparing and delivering confirmations of purchase and repurchase transactions by Subscriber holding through the Intermediary’s account or accounts;
•	Assisting Subscriber in effecting changes to their dividend and capital gains distribution options;
•	Disbursing dividends and capital gain distributions;
•	Reinvesting dividends and capital gain distributions;
•	Preparing and delivering tax reports to Subscriber and taxing authorities;
•	Withholding taxes as necessary;
•	Preparing and delivering periodic statements to Subscriber;
•	Delivering prospectuses, shareholder reports, proxy statements, proxies and other Fund materials to Subscribers; and
•	Obtaining net asset values to facilitate reporting and processing

For the avoidance of doubt, any such Service and Sub-Agent Account Fee paid hereunder by the Fund shall not include marketing and promotional services characterized as primarily intended to result in the sale of Interests, as opposed to being considered primarily administrative in nature.

(c) The Distributor, the Manager and the Fund acknowledge and agree that each Sub-Distribution Agent Client may pay an initial upfront sales commission to the Sub-Distribution Agent of up to 2.5% of the amount invested in the Fund, as disclosed to each such Sub-Distribution Agent Client in advance by the Sub-Distribution Agent.  Any such initial upfront sales commission shall be charged in addition to (and does not reduce) such Sub-Distribution Agent Client’s subscription amount as set forth in the Subscription Agreement Signature Page.
(d) Payment of the Service and Sub-Accounting Fee and the Sub-Distribution Fee shall have the same status as the payment of the Fund’s Advisory Fee, and shall not be affected by any suspension of repurchases or subject to any form of payment holdback, except as permitted in Section 9(a).
(e) The Fund shall disclose in the Prospectus the amount of compensation paid to Other Sub-Distribution Agents and to the Sub-Distribution Agent.
(f) The Distributor will not pay to the Sub-Distribution Agent any Sub-Distribution Fee until the Distributor has received the Sub-Distribution Fee from the Fund.
(g) For the avoidance of doubt, it is the intent of the parties to this Agreement, and the Sub-Distribution Agent shall exercise commercially reasonable efforts to ensure, that it and its affiliates shall receive no Sub-Distribution Fees, or any other compensation or benefit, direct or indirect, from the Fund, the Manager or any of its affiliates or any other person in respect of the sale of Interests to Benefit Plan Investors or the holding of Interests by Benefit Plan Investors investing through a Sub-Distribution Agent Managed Account Program.
Section 15.     Indemnification.
(a) The Indemnifying Party shall indemnify and hold harmless the Sub-Distribution Agent Parties from and against any loss, Claim, damage or liability, and any action in respect thereof (“Loss”), insofar as such Loss relates to or arises out of (i) any untrue statement of a material fact contained in the Fund’s Offering Materials, or the omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) any material breach by the Indemnifying Party of the representations, warranties or covenants contained in this Agreement, and shall reimburse such Sub-Distribution Agent Party in connection with investigating or defending any such Loss; provided, however, that the Distributor, the Fund and the Manager will not be liable in any such case to the extent that any such Loss relates to or arises out of (x) any untrue statement or omission contained in the Sub-Distribution Agent Information or (y) the Sub-Distribution Agent or Sub-Distribution Agent Party’s own bad faith, willful misconduct or negligence or their reckless disregard for duties under this Agreement.
(b) Promptly after receipt by a Sub-Distribution Agent Party under this Section 15 of notice of any Claim, such Sub-Distribution Agent Party shall, if such Sub-Distribution Agent Party intends to require indemnification for such Claim from any Indemnifying Party under this

Section 15, notify such Indemnifying Party in writing of the Claim or the commencement of that action; provided, that the failure of such Sub-Distribution Agent Party to notify the Indemnifying Party will not relieve such Indemnifying Party from any liability which it may have to such Sub-Distribution Agent Party under this Section 15 except to the extent that such failure materially affects such Indemnified Party’s defense of any Claim or results in increased indemnification obligations being due hereunder.
(c) If any such Claim is brought against any Sub-Distribution Agent Party and such Sub-Distribution Agent Party shall notify an Indemnifying Party of such Claim, the Indemnifying Party shall be entitled to participate in responding to such Claim, and, to the extent that it wishes, jointly with any other similarly situated Indemnifying Party, to assume the defense of such Claim, with counsel reasonably satisfactory to the Sub-Distribution Agent Party.  After notice from the Indemnifying Party to the Sub-Distribution Agent Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Sub-Distribution Agent Party under this Section 15 for any legal or other expenses subsequently incurred by the Sub-Distribution Agent Party in connection with the defense thereof other than reasonable costs of investigation in connection with, and of participating in, the related proceedings.  The Sub-Distribution Agent Party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Sub-Distribution Agent Party unless (i) the employment of counsel by the Sub-Distribution Agent Party has been authorized in writing by the Indemnifying Party, (ii) a conflict or potential conflict exists (based on advice of counsel to the Sub-Distribution Agent Party) between the Sub-Distribution Agent Party and the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Sub-Distribution Agent Party) or (iii) the Indemnifying Party has not, in fact, employed counsel reasonably satisfactory to the Sub-Distribution Agent Party to assume the defense of such action within a reasonable time after receiving notice of the Claim — in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Party or Parties.
(d) An Indemnifying Party will not be liable for the settlement of any Claim contemplated by this Section 15 which is effected without such Indemnifying Party’s written consent (which consent will not be unreasonably withheld or delayed).  No Indemnifying Party may settle any Claim contemplated by this Section 15 without the consent of the affected Sub-Distribution Agent Party or Parties unless the affected Sub-Distribution Agent Party or Parties are released in such settlement.
(e) If a Sub-Distribution Agent Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Distributor, the Manager or the Fund in which action no Sub-Distribution Agent Party is itself named as a defendant, the Indemnifying Party shall reimburse such Sub-Distribution Agent Party for all expenses incurred in connection with such Sub-Distribution Agent Party’s preparation and appearance, including reasonable counsel fees and expenses as well as a reasonable per diem stipend (having in mind the level of seniority of such Sub-Distribution Agent Party with the Sub-Distribution Agent).

(f) The indemnity provided by this Section 15 shall not relieve the Distributor, the Manager, the Fund or the Sub-Distribution Agent from any liability which any such Party may otherwise have.
Section 16.     Termination.
(a) Any Party may terminate this Agreement at any time by giving at least 60 days’ prior written notice to the other Party.  Upon the effective date of any such termination, the Sub-Distribution Agent’s responsibilities and obligations as an exclusive sub-distribution agent hereunder shall terminate.
(b) A termination pursuant to this Section 16 shall not terminate any Party’s rights, responsibilities and obligations hereunder with respect to the Interests outstanding at such time or for which firm orders have been received by the Sub-Distribution Agent and communicated in writing to the Manager for so long as a Sub-Distribution Agent Client remains invested in the Fund.  In particular, any termination of this Agreement shall in no respect modify or qualify the Sub-Distribution Agent’s right to receive compensation in respect of Interests held in accounts at the Sub-Distribution Agent or for which firm orders have been received by the Sub-Distribution Agent and communicated in writing to the Distributor or the Manager.  Furthermore, a termination pursuant to this Section 16 shall not terminate the rights set forth herein associated with investments made by Sub-Distribution Agent Clients in the Fund.
(c) This Agreement shall terminate with respect to the Fund upon the complete withdrawal of all investments made by Sub-Distribution Agent Clients in the Fund; subject to Section 16(b) in the event that a Sub-Distribution Agent Client subsequently invests or reinvests in the Fund.
Section 17.     Survival.  The following provisions shall survive the termination of this Agreement with respect to the Fund so long as a Sub-Distribution Agent Client remains invested in the Fund:  Section 4, Section 5, Section 6, Section 7, Section 13, Section 14, Section 15, this Section 17, Section 18, Section 19, Section 20, Section 21, Section 22, Section 23, Section 24, Section 25, Section 26, Section 27, Section 29, Section 31, Section 32, and Section 33.  Section 15 shall survive the termination of this Agreement with respect to the Fund.

Section 18.     Privacy.  Each Party agrees that any “Non-public Personal Information,” as the term is defined in Regulation S-P (“Reg S-P”) of the SEC, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Parties to perform the services set forth in this Agreement.  Each Party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other Person, except to the extent required to carry out the services set forth in this Agreement or as otherwise required by Law.
Section 19.     Notices.
(a) All communications hereunder shall be in writing and, if sent to the Sub-Distribution Agent shall be sent by mail, reputable courier, hand delivery or electronic transmission and confirmed to it at: Brookfield Place, 250 Vesey Street, 11th Floor, New York, NY 10281, email: [________], fax: [_____________], Attention: [___________] with a copy to

Zahra Zaidi, Legal Department GWIM, at 250 Vesey Street, 11th Floor, New York, NY 10281, email: zahra.zaidi@bankofamerica.com and Anna Snider, Head of Due Diligence, email: anna.snider@ml.com, at the same address.  All communications herein sent to the Fund, the Distributor or the Manager shall be sent in the same manner c/o the Manager at the following address: [●], fax: [●], email: [●], Attention: [●], with a copy to [TBD].  Notices shall be effective when actually received.  A Party may change its address for notices by providing written notice to the other Parties as provided in this Section 19.
(b) In addition to Section 19(a), all communications to the Sub-Distribution Agent, including but not limited to provision of Offering Materials and copies of certain documents specified hereunder, shall be made to the delivering party’s regular business contact at the Sub-Distribution Agent (or such other Persons as the Sub-Distribution Agent may identify).
Section 20.     Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Sub-Distribution Agent, the Fund, the Distributor, the Manager and any of such Parties’ respective successors and assigns to the extent provided herein.  This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the Parties and their respective successors, assigns and controlling Persons, as well as the Sub-Distribution Agent Parties indemnified hereunder, and for the benefit of no other Person.  No Fund Investor or Prospective Fund Investor, in its capacity as such, shall have any rights under this Agreement.
Section 21.     Status of Parties.  In marketing the Interests on behalf of the Fund, the Sub-Distribution Agent is acting solely as independent agent for the Fund and not as principal.  Nothing in this Agreement shall be construed to imply that the Sub-Distribution Agent is a partner, shareholder, manager, managing member or member of: (a) the Fund; (b) the Manager; (c) the Distributor; or (c) any of their respective Affiliates.
Section 22.     Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW AND THE PROVISIONS OF THE COMPANY ACT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE LAWS OF THE STATE OF NEW YORK AND THE COMPANY ACT, THE COMPANY ACT SHALL CONTROL
Section 23.     Consent to Jurisdiction.  The Parties agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County, City, and State of New York.  Accordingly, the Parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County, City, and State of New York.  The Parties further agree that any such action or proceeding brought by any Party to enforce any right, assert any Claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within the County, City, and State of New York.

Section 24.     Severability.  Each provision of this Agreement shall be implemented in accordance with its terms unless it is Finally Determined to be invalid or unenforceable.  In the event that any provision of this Agreement is Finally Determined to be invalid or unenforceable, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable.  Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other, so as to achieve the intent expressed herein to the greatest extent possible with respect to such provision and in the jurisdiction in question.  In the case of any compensation obligation owed to the Sub-Distribution Agent that is so rendered invalid or unenforceable, the Parties agree to negotiate in good faith to identify and adopt an alternative that is reasonably intended to preserve the maximum benefits thereof.
Section 25.     Non-Disparagement.  No Party to this Agreement shall publicly disparage any other Party to this Agreement or their Affiliates or any of their owners, officers, employees or representatives regarding this Agreement or the matters contemplated hereby.
Section 26.     Non-Solicitation.  The Manager agrees that it and its Related Parties will not knowingly, directly or indirectly, solicit, suggest, induce or encourage any current Sub-Distribution Agent Client that was, within 24 months prior to such knowing solicitation, suggestion, inducement or encouragement (the “Non-Solicitation Period”) introduced by the Sub-Distribution Agent to the Manager to invest or seek business opportunities with the Manager and its Related Parties. Notwithstanding the foregoing, this Section 26 shall not apply to any existing investor in any Manager Account as of the date of this Agreement (unless such investor was initially solicited by the Sub-Distribution Agent to make the investment in such Manager Account) or any prospective investor with which the Manager has had ongoing discussions relating to products or services substantially similar to the Fund (as determined in good faith) within the 12 months immediately preceding the date of this Agreement; provided, however that the Manager shall inform the Sub-Distribution Agent of any such ongoing discussions no later than the time of the first scheduled meeting between the parties hereto and an existing client of the Sub-Distribution Agent in order to discuss the Fund.  After the expiration of the Non-Solicitation Period, the Manager will make reasonable efforts to give notice to the Sub-Distribution Agent of any intent of the Manager to solicit any client of the Sub-Distribution Agent that was introduced to the Manager as a result of the Sub-Distribution Agent’s efforts to solicit investments in the Fund.
Section 27.     Use of Name.  No party shall acquire the right to use, and neither party shall use, without the other party’s prior written consent, the names, trade names, trademarks, or service marks of the other party or its Affiliates: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or imply any endorsement; or (c) in any manner other than as set forth in this Agreement, provided that, for purposes of clarity, the Sub-Distribution Agent and the Sub-Distribution Agent Parties shall be able to use the names, trade names, trademarks, or service marks of the Distributor, the Manager and the Funds in connection with providing services hereunder.
Section 28.     Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as among the Parties unless it shall be in writing and signed by the Party against whom enforcement is sought.
Section 29.     Amendment; Waiver.  This Agreement shall not be amended except by a writing signed by the Party to which such amendment applies; provided however that additional investment funds for which the Manager serves as the investment manager (or serves in a similar capacity) may be added as a “Fund” to this Agreement upon written agreement between the Distributor, the Manager and the Sub-Distribution Agent.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
Section 30.     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
Section 31.     Confidentiality.
(a) The Distributor, the Manager and the Fund each acknowledge that, during the term of this Agreement, it may have access to confidential or proprietary information of the Sub-Distribution Agent, including information relating to the Sub-Distribution Agent’s systems, procedures, manuals, products, contracts, personnel, and clients (“Sub-Distribution Agent Confidential Information”).  Each of the Distributor, the Manager and the Fund agree not to disclose any Sub-Distribution Agent Confidential Information regarding the Sub-Distribution Agent without the Sub-Distribution Agent’s written consent, except that disclosure will be permitted if the information is otherwise publicly available (other than as a result of a breach hereof by the Manager or the Fund) or as required by Law or as requested by a regulatory authority with jurisdiction over the Manager or the Fund.  The Manager and the Fund may also disclose information that becomes available to the Manager or the Fund on a non-confidential basis from a source other than the Sub-Distribution Agent or any of its Affiliates.
(b) Except as and to the extent expressly contemplated by this Agreement, the Sub-Distribution Agent will not disclose to any third parties (except to its Affiliates and agents, in connection with its due diligence process or the performance of any services to be provided hereunder and provided that any such Affiliates and agents will keep such information confidential) confidential or proprietary information regarding the Manager, the Distributor, its Affiliates, the Fund (including the Fund’s portfolio holdings), the Strategy or any of the Manager’s other trading methods or strategies, or any information, documents or other materials provided by the Distributor, the Manager or the Fund to the Sub-Distribution Agent pursuant to this Agreement, without the Distributor, the Manager’s written consent, provided, however, that, the Sub-Distribution Agent may disclose information that: (i) is in the Offering Materials or that is publicly available or included in disclosures made in the Manager’s or its Affiliates’ publicly available regulatory filings and/or in the Manager’s or its Affiliates’ sales materials; (ii) is required to be disclosed by Law or requested by a regulatory authority having jurisdiction over the Sub-Distribution Agent; (iii) is included in materials approved by the Distributor or the Manager and/or provided generally to investors in the Fund; (iv) becomes available to the Sub-Distribution Agent on a non-confidential basis from a source other than the Fund, the Distributor, the Manager or any of their respective Affiliates; or (v) could, in the reasonable determination of the Sub-Distribution Agent, have a material adverse impact on any Sub-Distribution Agent Client’s determination whether to invest or remain invested in the Interests, provided that such information does not constitute “material non-public information.”
For the avoidance of doubt the Sub-Distribution Agent may use any and all information provided by the Distributor or the Manager for conducting its services pursuant to this Agreement.
(c) Except as required by Law, each Party agrees to keep confidential the terms of this Agreement, including, but not limited to any preliminary discussions that occurred prior to the Parties entering into this Agreement.
Section 32.     Assignment.  This Agreement may not be assigned by the Sub-Distribution Agent without the Distributor’s and the Manager’s prior written consent; provided, however, that the Sub-Distribution Agent may assign this Agreement, without any such consent, to any wholly-owned direct or indirect subsidiary of Bank of America Corporation which is registered as a broker-dealer under the Exchange Act or otherwise duly licensed to market the Interests. This Agreement may not be assigned by the Distributor or the Manager without the Sub-Distribution Agent’s prior written consent.  Notwithstanding anything to the contrary herein, any entity into which any Party may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which any Party shall be a Party, or any entity succeeding to all or substantially all of the business of any Party, shall be the successor of such Party hereunder, without the execution of any instrument or any further act on the part of any of the Parties.
Section 33.     Requirements of Law.  Whenever in this Agreement it is stated that a Party will take or refrain from taking a particular action, such Party may nevertheless refrain from taking or take such action if advised by counsel that doing so is required by Law or advisable to ensure compliance with Law, and shall not be subject to any liability hereunder for doing so, although such action shall permit termination of this Agreement by the other Parties.
_____________________

If the foregoing is in accordance with each Party’s understanding of their agreement, each Party is requested to sign and return to the Manager a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among them — given for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged — in accordance with its terms effective as of the date first above.
Very truly yours,

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:
Name: Girish S. Kashyap
Title: Managing Director

GRV SECURITIES LLC

By:
Name: Paul A. Meister
Title: Manager and Chief Operating Officer

HEDGE FUND GUIDED PORTFOLIO SOLUTION

By:
Name: Scott J. Lederman
Title: President

Confirmed and accepted:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

APPENDIX
Definitions; Rules of Interpretation
Definitions
“Account Opening Agreement” shall mean the agreement between Merrill Lynch, Pierce, Fenner & Smith Incorporated and any potential investor for the purpose of the potential investor becoming a Sub-Distribution Agent Client.
“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.
“Affiliate” shall have the meaning set forth in the Securities Act; provided that the Fund shall not be deemed to be the Affiliate of either the Manager or any other Manager Account.
“AI Managed Strategies” shall have the meaning specified in Section 6(h).
“Agreement” shall mean this Selling Agreement.
“AML Program” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated’s anti money laundering program including any related policies and procedures.
“Benefit Plan Investor” shall mean (i) an employee benefit plan which is subject to Part 4 of Subtitle B of Title I of ERISA; (ii) a plan or account which is subject to Section 4975 of the Internal Revenue Code of 1986, as amended; or (iii) an entity which is deemed to hold the “plan assets” of a plan or account described in (i) or (ii) under Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA.
“Business Day” shall mean a day when the New York Stock Exchange is open (whether for a full or partial session).
“CEA” shall mean the Commodity Exchange Act, as amended.
“CFTC” shall mean the Commodity Futures Trading Commission.
“Claims” shall mean, with respect to the Person in question, any actions, suits, claims, investigations or proceedings, pending or threatened, in any court or before or by any governmental or administrative agency, U.S. or non-U.S., against or involving or directly affecting such Person, any of the officers or employees of such Person and, except in the case of the Fund, any of such Person’s owners.
“Closing Time” shall mean the time as of which Interests are issued on each Issuance Date.
“Code” shall mean the Internal Revenue Code of 1986.
“Company Act” shall mean the Investment Company Act of 1940, as amended.
Appendix-1

“Covered Person” shall have the meaning ascribed to it in Rule 506(d)(1) of the Securities Act.
“Distributor” shall mean GRV Securities LLC, a Delaware limited liability company.
“Distributor Operative Agreements” shall mean the Operative Documents to which the Distributor is a party, and the organizational, governing and constituent documents of the Distributor.
“Effective Date” shall mean the most recent date that the Registration Statement or any post-effective amendment thereto becomes effective.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Finally Determined” shall mean determined by a final, non-appealable (or not timely appealed) decision by a court or governmental authority that has jurisdiction in the premises.
“Financial Advisor” shall mean the FINRA registered representative associated with the Sub-Distribution Agent (or an Affiliate) who receives the “production credits” with respect to the sale of an Interest for the Fund.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
 “Fund” shall mean Hedge Fund Guided Portfolio Solution.
“Fund Investor” shall mean an investor in the Fund.
“Indemnifying Party” shall mean the Fund.
“Interests” shall mean the classes of shares or interests in the Fund listed on the Schedule.
“Issuance Date” shall mean each date when Interests are issued and begin to participate in the performance of the Fund.
“Law” shall mean the laws, rules and/or regulations promulgated by any governmental or public authority or any regulatory or self-regulatory organization or authority, including laws, rules and/or regulations relating to taxation, fees, levies and other impositions by or obligations due to any of the foregoing, as well as any formal or official interpretation thereof by any such authority or organization, in each case (unless the context otherwise requires) applicable to this Agreement or any Person’s participation in the transactions contemplated hereby.
“Loss” shall mean any loss, cost, expense, liability (joint or several) or other obligation or burden.
“MAA” shall have the meaning specified in Section 6(i).
Appendix-2

“Manager” shall mean Grosvenor Capital Management, L.P., an Illinois limited partnership.
“Manager Account” shall mean any commingled fund, “fund of one” or individual managed account over which the Manager or its Affiliates has discretionary investment authority.
“Manager Operative Agreements” shall mean the Operative Documents to which the Manager is a party, and the organizational, governing and constituent documents of the Manager.
“Merrill Lynch” shall have the meaning specified in Section 6(i).
“NFA” shall mean the National Futures Association.
“Notification Event” shall mean, with respect to the Manager, if such Person has:  (a) been indicted for or convicted of or plead guilty or nolo contendere to fraud or a felony under state, federal or foreign Law; (b) been involved in any litigation or governmental or regulatory investigation or proceeding (not, however, including routine regulatory audits, general information requests, industry “sweeps” or comparable proceedings); (c) materially breached such Person’s fiduciary duty to the Fund under this Agreement; or (d) materially breached any of such Person’s obligations, representations or warranties under this Agreement.
“Offering Materials” shall mean the Registration Statement, the Prospectus and the sales material relating to the Interests (as the same may be amended or supplemented) that the Sub-Distribution Agent receives from the Distributor, the Manager or the Fund, unless the Distributor, the Manager or the Fund indicates that such material is not for distribution to Prospective Fund Investors.
“Offshore Fund” shall mean Hedge Fund Guided Portfolio Solution, Ltd., a Cayman Islands exempted company.
“Operative Documents” shall mean, in the case of the Fund, the Fund’s the Distribution Agreement, the Management Agreement, the Fund’s Declaration of Trust, as amended, the custody agreement, administration agreement, the transfer agency agreement, this Agreement and other related agreements and constituent documents.  For the avoidance of doubt, the term Operative Documents does not refer to the constituent documents of the Manager, although the Manager is a signatory to certain Operative Documents.
“Other Sub-Distribution Agents” shall mean any other placement agent, dealer, sub-distributor, selling agent or Persons acting in a similar capacity for the Fund or intermediary platforms managed by such other placement agents, dealers, sub-distributors, selling agents or Persons.
“Party” shall mean the signatories to this Agreement — in the case of the Fund, only the Fund itself (not the other Manager Accounts which sign this Agreement).
“Person” shall mean any natural person or legal entity (whether or not having juridical personality).
Appendix-3

“Prospective Fund Investor” shall mean any prospective Fund Investor.
“Prospectus” shall mean any prospectus (including any statement of additional information) relating to the Interests, filed with the SEC pursuant to Rule 497 under the Securities Act or, if no filing pursuant to Rule 497 is required, the form of final prospectus (including any statement of additional information) relating thereto included in any Registration Statement, in each case together with any amendments or supplements thereto.
“Registration Statement” shall mean any registration statement under the Company Act and Securities Act on Form N-2 relating to the Interests, including all exhibits thereto as of the Effective Date of the most recent post-effective amendment thereto.
“Related Party” shall mean, with respect to any Person (i) any Affiliate of such Person and (ii) any owner, officer, director, employee, agent or representative of such Person or any such Affiliate in their respective capacities as such.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Strategy” shall mean the strategy to be used for the Fund as described in the Prospectus or other materials provided by the Distributor, the Manager or the Fund.
“Sub-Distribution Agent” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Sub-Distribution Agent Client Representations” shall have the meaning specified in Section 6(h).
“Sub-Distribution Agent Clients” shall mean clients of the Sub-Distribution Agent.
“Sub-Distribution Agent Information” shall mean information provided by the Sub-Distribution Agent in writing and expressly approved in writing by the Sub-Distribution Agent for inclusion in the Offering Materials of the Fund in the context indicated by the Sub-Distribution Agent.
“Sub-Distribution Agent Operative Agreement” shall mean the organizational, governing and constituent documents of the Sub-Distribution Agent.
“Sub-Distribution Agent Parties” shall mean the Sub-Distribution Agent and the Sub-Distribution Agent’s Related Parties.
“Sub-Distribution Fee” shall mean the compensation received by the Sub-Distribution Agent from the Manager in respect of the sale of Interests in accordance with the Schedule; see Section 14.
“Subscribe” shall mean to make a Subscription.
Appendix-4

“Subscriber” shall mean a Person making or seeking to make a Subscription.
“Subscription” shall mean an investment in an Interest.
“Subscription Agreement” shall mean the subscription agreement provided to the Sub-Distribution Agent by the Manager (including any Subscription Agreement Supplement in the form attached hereto as Exhibit A and as adjusted by mutual agreement of the Parties as contemplated by Section 2(d)) that incorporates a Merrill Lynch Subscription Agreement Signature Page that each Prospective Fund Investor will be required to complete in order to become a Subscriber.
“Subscription Deadline” shall mean the deadline by which Subscription Agreements must be received by the Fund in order to be effective as of the immediately following Issuance Date as set forth in the Schedule.

Appendix-5

Rules of Interpretation
(a) The Section headings have been inserted for convenience of reference only, are not a part of this Agreement and shall not be used in construing this Agreement. References to Sections shall be to Sections of this Agreement unless otherwise specified.
(b) “May” shall be construed as permissive; “shall” shall be construed as imperative.
(c) A “month” or a “quarter” means a calendar month or quarter (as the case may be).
(d) A “notice” means written notice unless otherwise stated.
(e) “Written” includes e-mail, digital file transmission, facsimile and any other mode of representing or reproducing words in a legible and non-transitory form.
(f) The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires.
(g) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”).
(h) Unless the context of this Agreement otherwise requires: (i) words using singular or plural number also include the plural or singular number, respectively; (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement; (iii) the masculine gender shall include the feminine and neuter; (iv) any reference to a Law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof; and (v) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies Business Days.
(i) No provision of this Agreement shall be construed in favor of or against any Person by reason of the extent to which any such Person, its Affiliates or their respective employees or counsel participated in the drafting thereof.
(j) References to any Law to be to such Law as amended, restated and/or supplemented to the date of reference.
(k) References to the Manager shall include, if relevant, Affiliates of the Manager performing a portion of the overall advisory and specifically services to be performed for the Fund (for example, if the Fund is sponsored and managed by: (i)  a “managing member” or “general partner” as well as (ii) an affiliated “investment manager,” both shall be deemed to be included in references to the “Manager”).
Appendix-6

SCHEDULE
The Fund; Sub-Distribution Fees
Name of Fund	Subscription Deadline	Service and Sub-Accounting Fee (Percentage Per Annum)	Sub-Distribution Fee (Percentage Per Annum)*
Hedge Fund Guided Portfolio Solution	4 Business Days prior to the Issuance Date	Class I 0.10% Class I (Benefit Plan Investors investing through a Sub-Distribution Agent Managed Account Program) 0.00% Class A 0.10%	Class I 0.00% Class I (Benefit Plan Investors investing through a Sub-Distribution Agent Managed Account Program) 0.00% Class A 0.75%

* Any Sub-Distribution Fee payment must comply with the Fund’s Rule 12b-1 Plan and any payment must be solely for the purpose of activities pursuant to the 12b-1 Plan.

Schedule-1

EXHIBIT A
Form of Requested Disclosures for the Fund

HEDGE FUND GUIDED PORTFOLIO SOLUTION

(THE “FUND”)

Subscription Agreement Supplement for Merrill Lynch Investors

Hedge Fund Guided Portfolio Solution
c/o Grosvenor Capital Management, L.P.
900 North Michigan Avenue
Suite 1100
Chicago, Illinois  60611

This Subscription Agreement Supplement (this “Supplement”) forms an integral part of the subscription agreement (“Subscription Agreement”) of any individual or entity (“Investor”) that subscribes for an interest in the Fund (“Interest”) through Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates (“MLPF&S”) by executing the Bank of America Merrill Lynch Subscription Agreement Signature Pages to the Subscription Agreement (including the Subscription Agreement, the “Signature Pages”).  The Investor acknowledges and agrees that MLPF&S is submitting the Investor’s Signature Pages to the Fund for and on behalf of the Investor in reliance upon the Investor’s acknowledgements, representations, warranties and agreements as set forth in this Supplement, which are being made by the Investor to the Fund and MLPF&S.
Any and all references to the Subscription Agreement contained in the Subscription Agreement itself or this Supplement include this Supplement.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Prospectus of the Fund (the “Prospectus”), as applicable.
1.             By executing the Signature Pages in connection with a subscription for an Interest in the Fund, the Investor hereby acknowledges, represents and warrants to, and agrees with, the Fund and MLPF&S as follows:
(a) MLPF&S acts as a sub-distribution agent in connection with the offering and sale of the Interests.  MLPF&S is not a sponsor of the Fund and has no authority or control over, or any responsibility for, the operation or trading activities of the Fund or for the accuracy or completeness of the Prospectus, other than any descriptions of MLPF&S included therein.
(b) The Investor acknowledges that as a result of MLPF&S acting both as a sub-distribution agent in respect of the Interests and as an agent or investment adviser on behalf of the Investor, there is a potential conflict of interest between MLPF&S’s responsibilities and loyalties to the Investor and its distribution of the Interests.
Exhibit A-1

(c) The Interests will be offered to clients of MLPF&S who are investing in the Fund through the Merrill Lynch Investment Advisory Program or another managed account program sponsored by MLPF&S (a “Managed Account Program”) that is subject to an asset-based program fee (often referred to as a “wrap fee”) equal to a percentage of the assets (including amounts invested in the Fund) held in the Investor’s managed account (“Managed Account”).
(d) In an effort to mitigate the conflicts of interest associated with its different compensation arrangements, MLPF&S calculates the compensation it pays to Advisors on the same basis for all investments that are subject to an asset-based program fee, without regard to the amount of any additional compensation (or lack thereof) that MLPF&S or its affiliates receive in connection with such investments.  However, the amount of compensation an Advisor generally receives, if any, may vary depending on whether an investment is made in the Fund through a Managed Account or a brokerage account.
(e) MLPF&S or an affiliate thereof may provide the Fund, the Manager, an affiliate of the Manager, another investment vehicle managed by the Manager or an affiliate thereof, or a portfolio company or portfolio asset held, directly or indirectly, by the Fund or another investment vehicle managed by the Manager or an affiliate thereof (collectively, the “Fund Entities”) with certain services that may include, but are not limited to, administrative, brokerage, prime brokerage, securities borrowing, lending and custody services, issuing derivative instruments to them and assisting in financial structuring, and receive, among other benefits, commissions, mark-ups/mark-downs, and revenues associated with providing such services.  In addition, MLPF&S or an affiliate thereof may buy assets from, or sell assets to, a Fund Entity or may enter into leasing arrangements with a Fund Entity.  MLPF&S or an affiliate thereof may keep any and all of such revenue in connection with such services, arrangements, or sales of assets, and such revenue will not offset or reduce the fees payable by the Investor in conjunction with the Investor’s investment in the Fund or any other investment vehicle.  Although neither MLPF&S nor any affiliate thereof will consider a Fund Entity’s existing or prospective use of MLPF&S or an affiliate thereof to provide such services, enter into such purchase or sale of assets or enter into other arrangements in selecting the Fund for sale by MLPF&S, MLPF&S may nonetheless face a conflict of interest as a result of such business relationships in evaluating the Fund for sale by MLPF&S, as well as in recommending an investment in, or redemption from, the Fund (e.g., a redemption from the Fund or another Fund Entity could adversely impact the business relationships between MLPF&S and a Fund Entity).
2.             The Investor, by executing the Signature Pages in connection with its subscription in the Fund, hereby acknowledges, represents and warrants to, and agrees with, the Fund and MLPF&S as follows:
(a) The Investor is a client of MLPF&S and is subscribing for an Interest through a Managed Account Program, and the Managed Account through which the Investor is subscribing for an Interest is subject to an asset-based program fee.  The asset-based program fee is in addition to the fees and expenses associated with an investment in the Fund.
(b) The Investor’s Interest may not be converted, exchanged or otherwise transferred into any other class or series of ownership interest in the Fund, any other fund or any
Exhibit A-2

other investment vehicle, including any fund or investment vehicle affiliated with or related to the Fund, except in accordance with the terms of the Prospectus and the Fund’s declaration of trust.
(c) Any compensation MLPF&S or its affiliates receives from the Fund or the Manager (or any of its affiliates) in connection with an Investor’s subscription for Interests will be in addition to the asset-based program fee applicable to the Investor’s Managed Account and, except to the extent required by law, MLPF&S and its affiliates do not offset any fees and expenses the Investor may owe to MLPF&S (including, but not limited to, the asset-based program fee) by the amount of such compensation.
(d) The amount of the asset-based program fee applicable to the Investor’s Managed Account, as well as the terms on which an Investor may invest in alternative investment funds (such as the Fund) through a Managed Account, are set forth in the MLPF&S disclosure brochure and client agreement for the relevant Managed Account Program.  The Investor acknowledges and agrees that if: (i) MLPF&S determines that the Investor is not eligible to participate in the Managed Account Program through which it invested in the Fund; (ii) the Investor subscribes for, or attempts to subscribe for, Interests other than through an eligible Managed Account or otherwise in violation of the representations and covenants in the Subscription Agreement; or (iii) the Investor’s Managed Account is terminated after the Investor has subscribed for an Interest (and, accordingly, the Investor is no longer subject to paying an asset-based program fee with respect to the Interest), the Investor may be subject to a mandatory redemption of its Interest.
3. The Investor acknowledges that its investment in the Fund is subject to fees and expenses that may be higher than those associated with an investment in investment funds that invest and trade directly in financial instruments under the direction of a single investment manager.
4. If the Investor is an entity and the Investor is a Restricted Person or Covered Investor/Person, in each case, as identified on the Investor’s Signature Pages, the Investor will not be allocated any profits and losses with respect to new issues purchased by the Fund.
5. The Investor understands and agrees that notwithstanding anything to the contrary in the Prospectus, the Investor is required to submit repurchase requests in respect of the Investor’s Interest to MLPF&S (and not to the Fund directly) in accordance with the repurchase terms and notice period described in the Prospectus.  Neither the Fund nor any of its agents shall have any obligation to accept any repurchase request made in respect of the Investor’s Interest unless the Fund has received such request directly from MLPF&S.
6. The Investor acknowledges and understands that although the Manager generally sends various reports and information directly to investors electronically, such information will not be distributed by the Manager with respect to the Fund directly to the Investor or any other MLPF&S client.  Such information will be distributed to MLPF&S by the Fund, and MLPF&S will either distribute such information to the Investor or make it available to the Investor through its Advisor.  The Investor understands that as a result of not receiving such information directly
Exhibit A-3

from the Fund, the Investor may have access to such information on a less timely basis than other Fund investors.
7. The Investor agrees that: (i) this Supplement forms an integral part of the Investor’s Subscription Agreement and will become effective upon the date on which the Fund accepts the Investor’s subscription for an Interest; (ii) the Signature Pages form an integral part of the Subscription Agreement and this Supplement; and (iii) by executing the Signature Pages, the Investor makes and affirms all of the representations, warranties, agreements, acknowledgements and undertakings set forth in the Signature Pages, the Subscription Agreement and this Supplement.
8. The Investor acknowledges and understands that MLPF&S or its affiliates will take the following actions in respect of the Investor’s MLPF&S account to complete its subscription:
Action	Date
MLPF&S or its affiliates segregate or “freeze” an amount in your MLPF&S account that is sufficient to complete the Investor’s subscription (the “subscription amount”) (i.e., the amount of the Investor’s subscription, plus the amount of any upfront sales commission, if applicable).
On or about the date on which MLPF&S or its affiliates accept the Investor’s Signature Page (“acceptance date”).
MLPF&S or its affiliates debit the Investor’s MLPF&S account in the subscription amount which will be invested directly in the Fund (less, the amount of any upfront sales commission, if applicable, which is payable to MLPF&S or its affiliates).
On or about the date on which the Investor is issued an Interest (“issuance date”).

The Investor further acknowledges and agrees that there could be a significant period between the acceptance date and the issuance date, and no interest will be paid to the Investor with respect to the subscription amount from and after the acceptance date. The Investor will receive a confirmation statement which reflects the date on which the Investor’s MLPF&S account has been debited.
9. The Investor agrees that the foregoing representations, warranties, and agreements will be deemed to be reaffirmed by the Investor as of any date on which the Investor makes an additional capital contribution to the Fund and, if any of the foregoing representations or warranties cease to be true, the Investor promptly will notify MLPF&S and the Fund of the facts pertaining to such changed circumstances.
Exhibit A-4

10. This Supplement was prepared by MLPF&S in consultation with the Manager.  Neither the Fund nor the Manager has independently verified the accuracy or completeness of the descriptions of MLPF&S services or programs described above.

Exhibit A-5

EXHIBIT B
Certain Approved Jurisdictions
United States:
•	All 50 States and the District of Columbia

Exhibit B-1

EXHIBIT C
Subscription Agreement Signature Page

Exhibit C-1